                                                FILED PURSUANT TO RULE 424(b)(2)
                                            REGISTRATION STATEMENT NO. 333-64750


PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED AUGUST 7, 2001)


                               THE VIALINK COMPANY

                                2,100,000 SHARES

                                  COMMON STOCK


          You should read this prospectus supplement and the accompanying prospectus carefully before you invest. Both documents contain information you should consider when making your investment decision.

         AN INVESTMENT IN OUR SECURITIES INVOLVES SUBSTANTIAL RISKS. THESE RISKS ARE DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 2 OF THE PROSPECTUS ACCOMPANYING THIS PROSPECTUS SUPPLEMENT.

         We are offering 1,000,000 shares of our common stock to Cache Capital
(USA) LP. ("Cache") and 1,000,000 shares of our common stock to SDS Merchant Fund ("SDS") pursuant to this prospectus supplement. Under the terms of the separate stock purchase agreements between Cache and us and SDS and us, we negotiated the purchase price for these shares of common stock at an aggregate price of $500,000, or $0.25 per share.

         Additionally, we are offering warrants to purchase 50,000 shares of our common stock that were issued to JP Carey Enterprises, Inc and warrants to purchase 50,000 shares of our common stock that were issued to SDS. The warrants have an exercise price of $0.30 per share and expire on November 28, 2003.

         Our common stock is quoted on the Nasdaq National Market under the symbol "VLNK." On November 28, 2001, the last reported sales price of our common stock as quoted on the Nasdaq National Market was $0.31 per share. On August 13, 2001 we announced that we received a letter from The Nasdaq Stock Market, Inc., pursuant to Nasdaq Marketplace Rule 4815 (b), containing a Nasdaq staff determination that we do not comply with the minimum market capitalization requirement for continued listing on The Nasdaq National Market. Our hearing before a Nasdaq Listing Qualifications Panel to appeal the staff determination occurred on October 18, 2001. viaLink's common stock will continue to trade on The Nasdaq National Market pending the Panel's decision.

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE RELATED PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


           The date of this prospectus supplement is November 29, 2001

                                TABLE OF CONTENTS


PROSPECTUS SUPPLEMENT                                                       PAGE

General                                                                       2
Recent Events                                                                 2
Plan of Distribution                                                          2

                                     GENERAL

            This prospectus supplement is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this shelf process, we may offer up to $30,000,000 of our common stock from time to time in one or more offerings. This prospectus supplement provides specific information about the offering of $500,000 of our common stock under the shelf registration statement, and updates information provided in the prospectus dated August 7, 2001. You should read both this prospectus supplement and the prospectus carefully.

         You should rely only on the information provided or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with different information. We are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates, regardless of time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our common stock.

                                  RECENT EVENTS

         On August 20, 2001 we filed a Current Report of Form 8-K announcing further staff and expense reductions. We have recently, among other things, reduced our workforce by approximately 45 percent. The Form 8-K is incorporated by reference in this prospectus.

                              PLAN OF DISTRIBUTION

         The sale of common stock to Cache and SDS is being made on terms negotiated between Cache and us and between SDS and us. The stock purchase agreements with Cache and SDS each provide that (i) Cache and SDS are buying the common stock as principal for its own account for investment, and (ii) Cache and SDS, are not brokers, dealers or members of NASD or any affiliate of the foregoing. The common stock may be sold or distributed at any time or from time to time in one or more transactions. Cache and SDS will act independently of us in making decisions with respect to the timing, manner and size of each sale and may sell their shares at market prices prevailing at the time of sale, at prices related to the then current market price, in negotiated transactions, or at such other price as they may determine from time to time.



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